Frontier Financial Corporation Announces Executive Realignment

EVERETT, WA -- 12/21/2005 -- The Board of Directors of Frontier Financial Corporation (NASDAQ: FTBK) announced the election of John J. Dickson, as President and CEO of Frontier Financial Corporation. The realignment is effective January 1, 2006.

Dickson will replace Michael J. Clementz as President and CEO. Mr. Clementz joined Frontier in June 2000 when Frontier acquired Liberty Bay Financial Corporation and North Sound Bank, where he was Chairman and CEO. He was elected President and CEO of Frontier Financial Corporation in May 2003 upon the retirement of Robert J. Dickson, a founder of Frontier and current Chairman of the Board. Clementz founded North Sound Bank in 1980, which at the time of the merger with Frontier, had eight offices located on the Olympic Peninsula. Mr. Clementz will work part time as President of FFP, Inc., Frontier's premise subsidiary, locating sites for new branches. In addition to those duties, Clementz will take on special assignments from time to time. Clementz continues as a member of the Board of Directors for both Frontier Financial Corporation and Frontier Bank.

John Dickson has been CEO of Frontier Bank since May 2003. He has been with Frontier for nearly 21 years and is a 1982 graduate of the University of Puget Sound earning a BA in Business and Economics. Dickson stated, "Mike Clementz has provided outstanding leadership in guiding Frontier to record growth and profitability. Since assuming his role in May 2003, our shareowners have enjoyed a total return of approximate 72% on their investment. Mike has been a great mentor and support to me these past 2 1/2 years, and I look forward to his continued support and assistance as he transitions toward retirement." In addition, Dickson is immediate past Chairman of the Washington Bankers Association, and serves on the Finance Committee for United Way of Snohomish County.

Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

Information herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A variety of factors could cause Frontier Financial Corporation's actual results to differ from those expected at the time of this release. Investors are encouraged to read the SEC report of Frontier, particularly its Form 10-K for the Fiscal Year Ended December 31, 2004, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.

Contact:
John Dickson
Frontier Financial Corp.
President and CEO
425-514-0700

Lyle Ryan
President and COO
Frontier Bank
425-514-0700